Exhibit 4.13

AMENDMENT NUMBER SIX
TO THE
GREAT LAKES SAVINGS PLAN

THIS AMENDMENT NUMBER SIX is executed this           day of                         , 2005 by Great Lakes Chemical Corporation (“Corporation”).

WITNESSETH:

WHEREAS, the Corporation adopted the Great Lakes Savings Plan (“Plan”) effective as of May 1, 1985, most recently restated the Plan in its entirety effective as of January 1, 2003,  and later amended the Plan five times; and

WHEREAS, the Corporation wishes to amend the Plan to provide automatic rollovers for certain mandatory distributions;

NOW, THEREFORE, the Plan is hereby amended, effective as March 28, 2005, as follows:

1.             Section 7.01(b) and (c), “Retirement and Termination Benefits,” is amended to read as follows:

“(b)         If the present value of the Vested Accounts of a Participant does not exceed Five Thousand Dollars ($5,000) at the time of distribution (including his Rollover Account), his Accounts shall be paid to him in the form of a lump sum as soon as administratively feasible on or after the date the Participant Retires or Terminates Employment, as applicable, subject to the requirements of subsections (1) and (2) below and Section 7.02.  The determination of whether a distribution may be made pursuant to this subsection shall be made when a Participant is first eligible to receive a distribution under the Plan, and, if applicable, at such later date or dates as determined by the Administrator in its sole discretion.

(1)           In the event of a mandatory distribution (as required under Code Section 401(a)(31)(B) and 29 CFR 2550.404a-2) of a Participant’s Vested Accounts that is greater than One Thousand Dollars ($1,000) at the time of distribution (including his or her Rollover Account) in accordance with the provisions of this subsection (b), and if the Participant does not elect (within the time periods established in Section 7.02) to have such distribution paid directly to an Eligible Retirement Plan specified by the Participant in a direct rollover or to receive the distribution directly under Section 7.01(b), then the Plan Administrator shall pay the distribution in a direct rollover to an individual retirement plan designated by the Plan Administrator.

(2)           In the event of a mandatory distribution (as required under Code Section 401(a)(31)(B) and 29 CFR 2550.404a-2) of a Participant’s Vested Accounts that does not exceed One Thousand Dollars at the time of distribution ($1,000) (including his or her Rollover Account) in accordance with this subsection (b), and if the Participant does not elect (within the time periods established in Section 7.02) to have such distribution paid directly to an Eligible Retirement Plan specified by the Participant in a direct rollover, then the Plan Administrator shall pay the distribution in a lump sum cash payment directly to the Participant as soon as administratively feasible on or after his Termination of Employment or Retirement.

(c)           If the present value of the Vested Accounts of a Participant exceeds Five Thousand Dollars ($5,000) at the time of distribution (including his Rollover Account), his Vested Accounts shall be distributed, at the time elected by the Participant on the Applicable Form, in the form of a lump sum payment, subject to the requirements under Section 7.02 and Section 7.08.  An election of no benefit distribution is deemed to be made by a Participant if the Participant does not make an affirmative distribution election, subject to Section 7.08.  Distributions payable as of any date shall be made on or as soon as administratively feasible after that date.  The determination of whether a distribution may be made pursuant to this subsection shall be made when a Participant is first eligible to receive a distribution under the Plan, and, if applicable, at such later date or dates as determined by the Administrator in its sole discretion.”

2.             Section 7.02, “Notice and Consent Requirements,” is amended to read as follows:

“Section 7.02.  Notice and Consent Requirements.

(a)           At least thirty (30) days and not more than ninety (90) days before the distribution to a Participant pursuant to Section 7.01(b), the Administrator shall provide the Participant with notice of his right to make a direct rollover (as permitted under Section 7.04), unless otherwise waived by the Participant pursuant to subsection (c).

(b)           A Participant shall notify the Administrator of the date as of which he wishes for distribution of his Vested Account to be made pursuant to Section 7.01(c) above within ninety (90) days before the designated distribution date.  After receipt of such notice from the Participant and at least thirty (30) days before the distribution date designated by the Participant, unless otherwise waived by the Participant pursuant to subsection (c), the Administrator shall provide the Participant (i) who has not attained age sixty-five (65) with an explanation of his right to defer receipt of the distribution (if permitted under Section 7.08), and (ii) notice of his right to make a direct rollover (as permitted under Section 7.04).  Distribution of the Vested Accounts of a Participant shall not be made before the Participant elects such distribution, except as required under Section 7.08, which election must be made in writing after receipt of the explanation and notice under (i) and (ii) respectively from the Administrator described in the preceding sentence and within ninety (90) days before the designated distribution date.

(c)           Distribution may commence fewer than thirty (30) days after the direct rollover notice in subsection (a) or (b), as applicable, and the distribution explanation in subsection (b) is given to the Participant; provided that (i) the Administrator clearly informs the Participant that the Participant has a right to a period of at least thirty (30) days after receiving such notice and explanation to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option) or a direct rollover, as applicable, and (ii) the Participant, after having received such notice, affirmatively elects to receive a distribution.”

3.             Section 7.03, “Death Benefits and Beneficiaries,” is amended by the addition of a new paragraph (e) to read as follows:

“(e)         If the beneficiary is the surviving spouse of the Participant, at least thirty (30) days and not more than ninety (90) days before the distribution to such surviving spouse pursuant to Section 7.03(a), the Administrator shall provide the surviving spouse with notice of his right to make a direct rollover (as permitted under Section 7.04), unless otherwise waived by the surviving spouse.  Distribution may commence fewer than thirty (30) days after the direct rollover notice is given to the surviving spouse, provided that (i) the Administrator clearly informs the surviving spouse that the surviving spouse has a right to a period of at least thirty (30) days after receiving such notice and explanation to consider the decision of whether or not to elect a  direct rollover, and (ii) the surviving spouse, after having received such notice, affirmatively elects to receive a distribution.”

4.             Section 15.01, “Nonalienation of Benefits,” is amended by the addition of a new paragraph (f) to read as follows:

“(f)          If the Alternate Payee is the current or former spouse of the participant (“Spouse Alternate Payee”), at least thirty (30) days and not more than ninety (90) days before a distribution to the Spouse Alternate Payee, the Administrator shall provide the Spouse Alternate Payee with notice of his right to make a direct rollover (as permitted under Section 7.04), unless otherwise waived by the Spouse Alternate Payee.  Distribution may commence fewer than thirty (30) days after the direct rollover notice is given to the Spouse Alternate Payee, provided that (i) the Administrator clearly informs the Spouse Alternate Payee that the Spouse Alternate Payee has a right to a period of at least thirty (30) days after receiving such notice and explanation to consider the decision of whether or not to elect a  direct rollover, and (ii) the Spouse Alternate Payee, after having received such notice, affirmatively elects to receive a distribution.”

5.             In all other respects, the Plan shall remain unchanged.

This Amendment Number Six to the Plan is executed by the duly authorized officer of Great Lakes Chemical Corporation as of the date first above written.

GREAT LAKES CHEMICAL CORPORATION

By:

Title: